Exhibit 99.1

KONTOOR BRANDS REPORTS 2023 SECOND QUARTER RESULTS; REAFFIRMS 2023 OUTLOOK EXCLUDING RESTRUCTURING CHARGES ASSOCIATED WITH STRATEGIC ACTIONS

Second Quarter 2023 Highlights
•Q2’23 revenue of $616 million was flat compared to Q2’22
•Q2’23 reported gross margin of 40.6 percent decreased 290 basis points, adjusted gross margin of 41.0 percent decreased 250 basis points compared to Q2’22
•Q2’23 reported EPS of $0.64, adjusted EPS of $0.77, compared to Q2’22 EPS of $1.09; reported and adjusted Q2’23 results include a one-time discrete tax charge of $0.09
•Inventory increased 17 percent over Q2’22, sequentially improving from a 52 percent year-over-year increase in Q1’23

Full Year 2023 Financial Outlook
•FY’23 revenue is expected to increase at a low-single digit percentage compared to FY’22, consistent with prior outlook
•FY’23 adjusted gross margin is expected to be in the range of 43.5 percent to 44.0 percent, consistent with prior outlook excluding restructuring charges in Q2’23
•FY’23 adjusted EPS is expected to be in the range of $4.55 to $4.75, consistent with prior outlook excluding restructuring charges in Q2’23
•Inventory is now expected to decline in Q3’23 compared to prior year with additional reductions planned in Q4’23

GREENSBORO, N.C. – August 3, 2023 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its second quarter ended July 1, 2023.

“We delivered second quarter results largely consistent with our expectations, with U.S. POS continuing to outpace shipments. Investments in our brands helped drive continued share gains in the core U.S. wholesale business. Solid performance in accretive areas such as DTC and International during the quarter further validates that our brands are resonating globally with consumers, despite the challenging landscape,” said Scott Baxter, President, Chief Executive Officer and Chair of Kontoor Brands.

“Further, we took restructuring actions in the quarter to reduce non-strategic spend and drive efficiencies in our operations, which will help fund strategic investments in key growth pillars such as talent, innovation, technology and demand creation. Consistent with our playbook, these critical enablers support increasingly diversified growth across channels, categories and geographies that generate more sustained, profitable growth over time.”

“While we continue to assume macroeconomic pressures will weigh on consumer demand in the second half of 2023, we are seeing shipments better align with POS in the U.S., which gives us confidence that third quarter revenue should deliver outsized growth relative to our full year guidance. Our FY’23 outlook, now on an adjusted basis to exclude restructuring charges, is consistent with our prior outlook. Our aggressive measures to improve inventory in the second quarter, and expected further progress during the balance of 2023, will position us to exit the year with a healthy balance sheet and accelerating cash flow that affords significant capital allocation optionality as we head into FY’24,” added Baxter.

This release refers to “adjusted” amounts from 2023 and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis. Unless otherwise noted, “reported” and “constant currency” amounts are the same.

Second Quarter 2023 Income Statement Review

Revenue was $616 million, flat compared to the same period in the prior year. Revenue increases, primarily driven by strength in DTC and International, were somewhat tempered by decreases in U.S. wholesale.

U.S. revenue was $499 million, decreasing 2 percent over the same period in the prior year. U.S. wholesale decreased 3 percent compared to the second quarter 2022, with particular softness in seasonal product. These decreases were somewhat offset by continued strength in DTC, with U.S. own.com revenue increasing 13 percent compared to the same period last year.

International revenue was $117 million, a 13 percent increase (both reported and in constant currency) over the same period in the prior year driven by strength in DTC and wholesale. International DTC increased 23 percent (25 percent increase in constant currency) compared to the same period last year. China increased 82 percent (93 percent increase in constant currency) compared to the second quarter 2022, driven by strength in both wholesale and DTC. Europe decreased 3 percent (5 percent decrease in constant currency) over the same period last year, with wholesale pressures more than offsetting gains in DTC. Europe DTC increased 12 percent (10 percent increase in constant currency) compared to the same period last year.

Wrangler brand global revenue was $425 million, a 2 percent increase from the same period in the prior year. Wrangler U.S. revenue increased 2 percent compared to the same period last year, driven by U.S. wholesale category diversification including non-denim bottoms, Outdoor and tops. Wrangler U.S. own.com increased 8 percent compared to the same period last year. Wrangler international revenue decreased 4 percent (5 percent decrease in constant currency) compared to the second quarter 2022, with gains in DTC more than offset by decreases in wholesale.

Lee brand global revenue was $188 million, a 3 percent decrease from the same period in the prior year. Lee U.S. revenue decreased 15 percent compared to the same period last year, with gains in own.com more than offset by decreases in wholesale, with seasonal product particularly soft. Lee U.S. own.com increased 25 percent compared to the same period last year. Lee international revenue increased 27 percent compared to the second quarter 2022, driven primarily by increases in the APAC region, including strength in China wholesale and DTC.

Gross margin decreased 290 basis points to 40.6 percent of revenue on a reported basis and decreased 250 basis points to 41.0 percent of revenue on an adjusted basis compared to the same period last year. On an adjusted basis and as expected, higher inflationary pressures on input costs, as well as impacts from proactive actions in managing internal production, including downtime, primarily drove the decline. The decline was partially offset by benefits from strategic pricing, geographic mix and moderating transitory costs such as air freight.

Selling, General & Administrative (SG&A) expenses were $187 million or 30.3 percent of revenue on a reported basis and $180 million or 29.3 percent of revenue on an adjusted basis in the second quarter, increasing 30 basis points on an adjusted basis compared to the same period in the prior year. Continued strategic investments in DTC and demand creation were somewhat offset by tight controls of discretionary expenses.

Operating income was $63 million on a reported basis and $72 million on an adjusted basis in the second quarter. Adjusted operating margin of 11.7 percent decreased 280 basis points compared to the same period in the prior year. Benefits from geographic mix, moderating transitory costs such as air freight, tight expense controls and strategic pricing were more than offset by higher inflationary pressures on input costs, as well as impacts from proactive actions in managing internal production, including downtime.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) was $69 million on a reported basis and $78 million on an adjusted basis in the second quarter. Adjusted EBITDA margin of 12.7 percent decreased 280 basis points compared to EBITDA margin during the same period in the prior year.

Earnings per share was $0.64 on a reported basis and $0.77 on an adjusted basis in the second quarter, compared to $1.09 in the same period last year. As expected, reported and adjusted Q2’23 results include a one-time discrete tax charge of $0.09.

July 1, 2023, Balance Sheet and Liquidity Review

The Company ended the second quarter 2023 with $82 million in cash and cash equivalents, and approximately $0.8 billion in long-term debt.

As of July 1, 2023, the Company had no outstanding borrowings under the Revolving Credit Facility and $488 million available for borrowing against this facility.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.48 per share, payable on September 18, 2023, to shareholders of record at the close of business on September 8, 2023.

Inventory at the end of Q2’23 was $627 million, up 17 percent compared to the prior-year period, sequentially improving from a 52 percent year-over-year increase in Q1’23, and also up 16 percent compared to pre-pandemic 2019 levels. The Company continues to take proactive actions and now expects Q3’23 inventory to be lower than Q3’22 inventory with additional reductions planned in Q4’23.

2023 Outlook

Excluding restructuring charges associated with the strategic actions taken in Q2’23, the Company is reaffirming its prior outlook for FY’23 provided on May 4, 2023 with select updates to quarterly cadence. Although the impacts from near-term macroeconomic factors are uncertain, the Company remains focused on execution to deliver continued strong share gains in the U.S. and to drive gross margin improvement. The Company remains confident in its strategy and expects to continue investing in its brands and capabilities in support of longer-term profitable revenue growth and anticipates accelerating cash generation as inventory continues to normalize in 2023.

Accordingly, the Company’s 2023 outlook is as follows:

•Revenue is expected to increase at a low-single digit percentage over 2022, consistent with the prior outlook, with second half performance now anticipated to be above first half growth. During the fourth quarter of 2023, the Company assumes macro consumer demand conditions will be more challenged in the U.S., with the China market more fully reopening. Based on continued U.S. share gains, improving shipments and POS, as well as strong quarter-to-date trends, the Company anticipates Q3’23 revenue to increase at a mid-single digit rate, above expected full year growth.

•Adjusted gross margin is expected to be in the range of 43.5 percent to 44.0 percent, increasing 40 to 90 basis points compared to gross margin of 43.1 percent in 2022, consistent with prior outlook excluding restructuring charges in Q2’23. The Company continues to expect gross margin expansion in the second half driven by geographic and DTC mix, normalizing production and reduced input cost pressures. The Company continues to anticipate the most pronounced gross margin gains to be experienced in Q4’23.

•Adjusted SG&A is expected to increase at a mid-single digit percentage compared to adjusted SG&A in 2022, consistent with prior outlook excluding restructuring charges in Q2’23. Investments will continue to be made in the Company’s brands and capabilities in support of longer-term profitable revenue growth, including demand creation, DTC, and International expansion. During 2H’23, the Company anticipates amplified investments in DTC and demand creation will be most pronounced in Q3’23.

•Adjusted EPS is expected to be in the range of $4.55 to $4.75, consistent with prior outlook excluding $0.13 associated with restructuring charges in Q2’23. Due primarily to amplified SG&A investments in Q3’23 and the most significant gross margin expansion anticipated in Q4’23, the Company expects year-over-year EPS growth to be most pronounced in Q4’23.

•Capital Expenditures are expected to be in the range of $35 million to $40 million, primarily to support IT projects, growth in owned retail stores, manufacturing and distribution investments.

•The Company expects an effective tax rate of 20 percent to 21 percent. Interest expense is expected to be in the range of $33 million to $38 million. Other Expense is expected to be in the range of $5 million to $10 million. Average shares outstanding are expected to be approximately 57 million, excluding the impact of any additional share repurchases.

Webcast Information

Kontoor Brands will host its second quarter conference call beginning at 8:30 a.m. Eastern Time today, August 3, 2023. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments represent charges related to strategic actions taken by the Company to drive efficiencies in our operations, which included reducing our global workforce, streamlining and transferring select production within our internal manufacturing network and globalizing our operating model. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management’s view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: macroeconomic conditions, including inflation, rising interest rates, recessionary concerns, fluctuating foreign currency exchange rates and distress in global credit and banking markets, as well as ongoing global supply chain disruptions, labor challenges, the COVID-19 pandemic and geopolitical events, continue to adversely impact global economic conditions and have had, and may continue to have, a negative impact on the Company’s business, results of operations, financial condition and cash flows (including future uncertain impacts); the level of consumer demand for apparel; supply chain and shipping disruptions, which could continue to result in shipping delays, an increase in transportation costs and increased product costs or lost sales; reliance on a small number of large customers; the COVID-19 pandemic continues to negatively affect the Company’s business and could continue to result in supply chain disruptions, reduced consumer traffic and purchasing, closed factories and stores, and reduced workforces (including future uncertain effects); intense industry competition; the ability to accurately forecast demand for products; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the Company’s ability to maintain the images of its brands; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; the Company’s and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; foreign currency fluctuations; disruption and volatility in the global capital and credit markets and its impact on the Company’s ability to obtain short-term or long-term financing on favorable terms; the impact of climate change and related legislative and regulatory responses; legal, regulatory, political and economic risks; changes to trade policy, including tariff and import/export regulations; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers;

changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; and fluctuations in the amount and frequency of our share repurchases.

Many of the foregoing risks and uncertainties will be exacerbated by any continued worsening of the global business and economic environment. More information on potential factors that could affect the Company’s financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Eric Tracy, (336) 332-5205
Vice President, Corporate Finance and Investor Relations
Eric.Tracy@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June		%	Six Months Ended June		%
(Dollars in thousands, except per share amounts)	2023	2022	Change	2023	2022	Change
Net revenues	$616,009	$613,572	—%	$1,283,132	$1,293,315	(1)%
Costs and operating expenses
Cost of goods sold	365,748	346,608	6%	746,170	721,730	3%
Selling, general and administrative expenses	186,864	178,219	5%	378,616	374,619	1%
Total costs and operating expenses	552,612	524,827	5%	1,124,786	1,096,349	3%
Operating income	63,397	88,745	(29)%	158,346	196,966	(20)%
Interest expense	(9,663)	(8,234)	17%	(19,936)	(16,257)	23%
Interest income	691	296	133%	1,110	765	45%
Other expense, net	(3,152)	(2,746)	15%	(5,378)	(2,968)	81%
Income before income taxes	51,273	78,061	(34)%	134,142	178,506	(25)%
Income taxes	14,877	16,066	(7)%	31,450	35,701	(12)%
Net income	$36,396	$61,995	(41)%	$102,692	$142,805	(28)%
Earnings per common share
Basic	$0.65	$1.11		$1.84	$2.55
Diluted	$0.64	$1.09		$1.80	$2.49
Weighted average shares outstanding
Basic	56,089	55,740		55,868	56,031
Diluted	56,846	56,711		56,893	57,315
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended June 2023 and June 2022 correspond to the 13-week and 26-week fiscal periods ended July 1, 2023 and July 2, 2022, respectively. References to June 2023, December 2022 and June 2022 relate to the balance sheets as of July 1, 2023, December 31, 2022 and July 2, 2022, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	June 2023	December 2022	June 2022
ASSETS
Current assets
Cash and cash equivalents	$82,418	$59,179	$145,296
Accounts receivable, net	186,024	225,858	185,157
Inventories	626,885	596,836	537,900
Prepaid expenses and other current assets	114,345	100,396	89,171
Total current assets	1,009,672	982,269	957,524
Property, plant and equipment, net	106,878	104,465	101,994
Operating lease assets	65,388	51,029	44,271
Intangible assets, net	12,941	13,361	13,740
Goodwill	209,969	209,627	210,164
Other assets	203,469	221,510	215,455
TOTAL ASSETS	$1,608,317	$1,582,261	$1,543,148
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$62	$7,280	$4,848
Current portion of long-term debt	15,000	10,000	5,000
Accounts payable	195,282	206,262	281,391
Accrued liabilities	156,766	196,989	153,527
Operating lease liabilities, current	21,899	19,898	20,254
Total current liabilities	389,009	440,429	465,020
Operating lease liabilities, noncurrent	42,044	31,506	25,132
Other liabilities	80,743	76,950	86,839
Long-term debt	773,270	782,619	786,968
Commitments and contingencies
Total liabilities	1,285,066	1,331,504	1,363,959
Total equity	323,251	250,757	179,189
TOTAL LIABILITIES AND EQUITY	$1,608,317	$1,582,261	$1,543,148

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June
(In thousands)	2023	2022
OPERATING ACTIVITIES
Net income	$102,692	$142,805
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	18,219	18,821
Stock-based compensation	7,023	12,474
Other, including working capital changes	(16,258)	(74,712)
Cash provided by operating activities	111,676	99,388
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(13,277)	(6,995)
Capitalized computer software	(6,756)	(4,493)
Other	(10)	(120)
Cash used by investing activities	(20,043)	(11,608)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	268,000	—
Repayments under revolving credit facility	(268,000)	—
Repayments of term loan	(5,000)	—
Repurchases of Common Stock	—	(62,494)
Dividends paid	(53,756)	(51,508)
Shares withheld for taxes, net of proceeds from issuance of Common Stock	(3,057)	(11,024)
Other	(7,236)	4,330
Cash used by financing activities	(69,049)	(120,696)
Effect of foreign currency rate changes on cash and cash equivalents	655	(7,110)
Net change in cash and cash equivalents	23,239	(40,026)
Cash and cash equivalents – beginning of period	59,179	185,322
Cash and cash equivalents – end of period	$82,418	$145,296

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended June		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2023	2022
Segment revenues:
Wrangler	$425,485	$417,944	2%	2%
Lee	188,008	193,053	(3)%	(3)%
Total reportable segment revenues	613,493	610,997	—%	—%
Other revenues (b)	2,516	2,575	(2)%	(2)%
Total net revenues	$616,009	$613,572	—%	—%
Segment profit:
Wrangler	$70,976	$75,064	(5)%	(5)%
Lee	17,165	22,904	(25)%	(22)%
Total reportable segment profit	$88,141	$97,968	(10)%	(9)%
Corporate and other expenses	(27,660)	(12,017)	130%	129%
Interest expense	(9,663)	(8,234)	17%	17%
Interest income	691	296	133%	120%
(Loss) profit related to other revenues (b)	(236)	48	(592)%	(600)%
Income before income taxes	$51,273	$78,061	(34)%	(33)%

	Six Months Ended June		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2023	2022
Segment revenues:
Wrangler	$848,632	$830,367	2%	2%
Lee	428,657	457,273	(6)%	(5)%
Total reportable segment revenues	1,277,289	1,287,640	(1)%	—%
Other revenues (b)	5,843	5,675	3%	3%
Total net revenues	$1,283,132	$1,293,315	(1)%	—%
Segment profit:
Wrangler	$142,083	$150,452	(6)%	(5)%
Lee	56,738	75,134	(24)%	(22)%
Total reportable segment profit	$198,821	$225,586	(12)%	(11)%
Corporate and other expenses	(45,724)	(31,999)	43%	43%
Interest expense	(19,936)	(16,257)	23%	23%
Interest income	1,110	765	45%	44%
(Loss) profit related to other revenues (b)	(129)	411	(131)%	(133)%
Income before income taxes	$134,142	$178,506	(25)%	(24)%
(a) Refer to constant currency definition on the following pages.
(b) We report an "Other" category in order to reconcile segment revenues and segment profit to the Company's operating results, but the Other category does not meet the criteria to be considered a reportable segment. Other includes sales and licensing of Rock & Republic®, other company-owned brands and private label apparel.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended June 2023
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$425,485	$(479)	$425,006
Lee	188,008	(137)	187,871
Total reportable segment revenues	613,493	(616)	612,877
Other revenues	2,516	—	2,516
Total net revenues	$616,009	$(616)	$615,393
Segment profit:
Wrangler	$70,976	$(4)	$70,972
Lee	17,165	762	17,927
Total reportable segment profit	$88,141	$758	$88,899
Corporate and other expenses	(27,660)	84	(27,576)
Interest expense	(9,663)	(1)	(9,664)
Interest income	691	(39)	652
(Loss) profit related to other revenues	(236)	(4)	(240)
Income before income taxes	$51,273	$798	$52,071

	Six Months Ended June 2023
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$848,632	$2,285	$850,917
Lee	428,657	4,470	433,127
Total reportable segment revenues	1,277,289	6,755	1,284,044
Other revenues	5,843	—	5,843
Total net revenues	$1,283,132	$6,755	$1,289,887
Segment profit:
Wrangler	$142,083	$131	$142,214
Lee	56,738	1,816	58,554
Total reportable segment profit	$198,821	$1,947	$200,768
Corporate and other expenses	(45,724)	(48)	(45,772)
Interest expense	(19,936)	(9)	(19,945)
Interest income	1,110	(7)	1,103
(Loss) profit related to other revenues	(129)	(8)	(137)
Income before income taxes	$134,142	$1,875	$136,017
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

Three Months Ended June
(In thousands, except for per share amounts)	2023

Cost of goods sold - as reported under GAAP	$365,748
Restructuring costs (a)	(2,354)
Adjusted cost of goods sold	$363,394

Selling, general and administrative expenses - as reported under GAAP	$186,864
Restructuring costs (a)	(6,439)
Adjusted selling, general and administrative expenses	$180,425

Diluted earnings per share - as reported under GAAP	$0.64
Restructuring costs (a)	0.13
Adjusted diluted earnings per share	$0.77

Net income - as reported under GAAP	$36,396
Income taxes	14,877
Interest expense	9,663
Interest income	(691)
EBIT	$60,245

EBITDA	$69,337
Restructuring costs (a)	8,793
Adjusted EBITDA	$78,130
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended June
	2023		2022
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	GAAP

Net revenues	$616,009	$616,009	$613,572

Gross margin	$250,261	$252,615	$266,964
As a percentage of total net revenues	40.6%	41.0%	43.5%

Selling, general and administrative expenses	$186,864	$180,425	$178,219
As a percentage of total net revenues	30.3%	29.3%	29.0%

Operating income	$63,397	$72,190	$88,745
As a percentage of total net revenues	10.3%	11.7%	14.5%
Earnings per share - diluted	$0.64	$0.77	$1.09

Net income	$36,396	$43,733	$61,995
Income taxes	14,877	16,333	16,066
Interest expense	9,663	9,663	8,234
Interest income	(691)	(691)	(296)
EBIT	$60,245	$69,038	$85,999

Depreciation and amortization	$9,092	$9,092	$8,959

EBITDA	$69,337	$78,130	$94,958
As a percentage of total net revenues	11.3%	12.7%	15.5%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended June 2023
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$355,207	$98,218	$2,366	$455,791
Non-U.S. Wholesale	38,104	51,232	—	89,336
Direct-to-Consumer	32,174	38,558	150	70,882
Total	$425,485	$188,008	$2,516	$616,009

Geographic revenues
U.S.	$382,111	$114,248	$2,516	$498,875
International	43,374	73,760	—	117,134
Total	$425,485	$188,008	$2,516	$616,009

	Three Months Ended June 2022
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$348,537	$120,197	$2,127	$470,861
Non-U.S. Wholesale	40,457	39,858	374	80,689
Direct-to-Consumer	28,950	32,998	74	62,022
Total	$417,944	$193,053	$2,575	$613,572

Geographic revenues
U.S.	$372,981	$135,057	$2,201	$510,239
International	44,963	57,996	374	103,333
Total	$417,944	$193,053	$2,575	$613,572

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended June
	2023	2022	2023 to 2022
(Dollars in thousands)	As Reported under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$382,111	$372,981	2%	2%
Lee U.S.	114,248	135,057	(15)%	(15)%
Other	2,516	2,201	14%	14%
Total U.S. revenues	$498,875	$510,239	(2)%	(2)%

Wrangler International	$43,374	$44,963	(4)%	(5)%
Lee International	73,760	57,996	27%	27%
Other	—	374	(100)%	(100)%
Total International revenues	$117,134	$103,333	13%	13%

Global Wrangler	$425,485	$417,944	2%	2%
Global Lee	188,008	193,053	(3)%	(3)%
Global Other	2,516	2,575	(2)%	(2)%
Total revenues	$616,009	$613,572	—%	—%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)" for additional information on constant currency financial calculations.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) During the three months ended June 2023, restructuring costs of $8.8 million related to strategic actions taken by the Company to drive efficiencies in our operations, which included reducing our global workforce, streamlining and transferring select production within our internal manufacturing network and globalizing our operating model. Total restructuring costs resulted in a corresponding tax impact of $1.5 million for the three months ended June 2023.